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                                                                    Exhibit 99.1

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                HUMBOLDT BANCORP ANNOUNCES IMPACT OF CALIFORNIA
                        FRANCHISE TAX BOARD ANNOUNCEMENT

Roseville, CA, January 12, 2004 (Businesswire) - Humboldt Bancorp (NASDAQ: HBEK) today announced that, due to a recent announcement by the California Franchise Tax Board, it would not recognize certain state tax benefits related to its REIT subsidiary for the fourth quarter of 2003 and would reverse similar tax benefits recognized during the first three quarters of the year.

As a result of reversing the state tax benefit, Humboldt's effective tax rate for the fourth quarter will increase by approximately 4.5%, to 42.0%. Although Humboldt does not expect to recognize any tax benefit related to the REIT in 2004, management expects the effective tax rate will fall from 37.7% for 2003 to approximately 35.0% due to the impact of recognizing a $29.8 million pre-tax gain on the sale of the company's proprietary merchant bankcard operations during the first quarter of 2003.

As previously disclosed, Humboldt formed its REIT subsidiary in December 2001 in order to provide flexibility with raising capital to support growth and began to recognize state tax benefits during the second quarter of 2002. Humboldt believes that it is adequately reserved for the tax benefit recognized during 2002 and expects to defend its use of the structure.

Humboldt Bancorp, with total assets of approximately $1.5 billion, is the bank holding company for Humboldt Bank and Feather River State Bank, which offer business and consumer banking services at 27 locations throughout Northern California. For additional information, visit www.humboldtbancorp.com.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Humboldt and California Independent intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Humboldt's expectations regarding future events and developments, including expected tax rates, tax reserves and the successful pursuit of tax claims related to Humboldt's REIT. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies' publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact:

Patrick J. Rusnak, CFO
916.783.2812
prusnak@humboldtbancorp.com